Exhibit 99.1
News from Trans-Lux
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26 Pearl Street       Norwalk, CT  06850       203.853.4321

FOR IMMEDIATE RELEASE

For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903


             TRANS-LUX RECEIVES NYSE Amex NOTICE OF NON-COMPLIANCE

NORWALK, CT., July 9, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today announced that on July 2, 2010 the Company received a letter from the NYSE Amex ("Exchange") advising that the Company is not in compliance with two of the Exchange's continued listing standards.

Specifically, the Company is not in compliance with Section 1003(a)(iii) of the Exchange's Company Guide in that it has stockholder equity at March 31, 2010 of less than $6.0 million and losses from continuing operations and net losses in its five most recent fiscal years and Section 1003(a)(iv) of the Company Guide in that it is financially impaired.

The Exchange stated in its letter that in order to maintain its listing, the Corporation must submit a plan by August 2, 2010 addressing how it intends to regain compliance with Section 1003(a)(iv) regarding financial impairment by January 4, 2011 and Section 1003(a)(iii) on stockholder equity and losses within 18 months or January 4, 2012 (the "Plan").

The Corporation intends to request additional time to submit the Plan. If the Plan is not submitted or not accepted, the Corporation will be subject to delisting proceedings. Furthermore, if the Plan is accepted and the Corporation is not in compliance with the continued listing standards by January 4, 2011 or if the Corporation does not make progress consistent with the Plan during the time periods, the Exchange staff will initiate delisting proceedings as appropriate.

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About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans Lux Energy LED lighting solutions, Trans Lux Corporation delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs. For more information, please visit our web site at www.trans-lux.com.

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